Exhibit 10.3

PROMISSORY NOTE

$150,000	Minneapolis, Minnesota

FOR VALUE RECEIVED, ProUroCare Medical Inc., its successors and permitted assigns (the “Purchaser”), promises to pay to Profile L.L.C., its successors and permitted assigns (the “Seller”), in lawful money of the United States, the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), together with interest, accruing as of the date hereof, on the unpaid principal balance hereof at the annual rate of ten percent (10%) prior to the Maturity Date as specified in Section 1 below and eighteen percent (18%) thereafter.  Interest will be computed on the basis of the actual number of days elapsed in a year consisting of 365 days.

This Promissory Note (the “Note”) is the Purchaser’s Promissory Note referred to in, and arising out of, that certain Asset Purchase Agreement, dated as of April 3, 2008, between the Purchaser and the Seller (the “Purchase Agreement”).  This Note is subject to, and governed by, the terms and conditions of the Purchase Agreement, which terms and conditions are incorporated herein by reference and made a part hereof with the same force and effect as if such terms and conditions were fully stated.

1.             Maturity.  This Note (principal plus accrued and unpaid interest) becomes due and payable in full in Five (5) business days following the close of a public offering of equity in Purchaser or August 29, 2008, whichever first occurs (the “Maturity Date”).  Purchaser may prepay this Note at any time without incurring any penalty.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest and then to principal.

2.             Successor Interests.  The terms of this Note shall be binding upon Purchaser, and upon Purchaser’s successors and assigns, and shall inure to the benefit of Seller and their successors and assigns.

3.             General Provisions.  Seller may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Purchaser waives presentment, demand for payment, and notice of dishonor.

4.             Governing Law and Jurisdiction.   This Note represents a debt obligation negotiated, executed and to be performed in the State of Minnesota and will be construed, interpreted and governed in all respects including, without limitation, with respect to performance, effect and remedies, by the internal laws of said state, without regard to the laws of conflict of any jurisdiction.

The Purchaser hereby consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Note, and waives any argument that venue in such forums is not convenient.

5.             Assets as Security for Note.  This Note is made in conjunction with and subject to the terms and conditions of a Security Agreement (the “Security Agreement”) of even date herewith on the Patents/Applications and Know-how (“Assets”) described on Exhibit A to the Purchase Agreement.

6.             Default and Remedies Upon Event of Default.  An “Event of Default” shall be deemed to occur if and when this Note is not fully paid at the Maturity Date.  If Purchaser has not cured any such Event of Default within forty five (45) days thereafter, then Seller may exercise or enforce its rights against the Assets, which rights shall encompass:

a)             The Purchaser delivering to the Seller:

1)             A bill of sale transferring to Seller all of the Assets set forth in Exhibit A plus an assignment assigning to Seller all of the Assets set forth in Exhibit A; and

b)            Purchaser renouncing any and all right to recoup any monies theretofor  paid to Seller for such Assets.

PURCHASER:

ProUroCare Medical, Inc.

By:	/s/ Richard Carlson

Accepted:

Profile L.L.C.

By:	/s/ Stanley L. Graves

Dated:

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